Exhibit 10.15

MATERIAL TRANSFER AND CONFIDENTIALITY AGREEMENT

This Material Transfer and Confidentiality Agreement (“Agreement”) is by and between:

Crucell Holland B.V., a Dutch company with offices located at Archimedesweg 4, 2333 CN, Leiden, the Netherlands, hereinafter referred to as “CRUCELL”; and

Vascular Biogenics Ltd., with offices located at 6 Jonathan Netanyahu Street, 60376, Or-Yehuda, Israel (hereinafter referred to as “Vascular Biogenics”; and

Lonza Houston Inc., a company with offices located at 8066 El Rio Street, Houston, Texas 77054 U.S.A., hereinafter referred to as “Contractor”.

(hereinafter individually referred to as “Party” and collectively as “Parties”)

WHEREAS Crucell is the owner of a proprietary PER.C6® cell line (hereinafter referred to as “PER.C6® CELLS”), and of related proprietary and confidential information and patent rights (“Per.C6® CELL KNOW-HOW”);

WHEREAS Crucell and VBL have signed a commercial license agreement that employs PER.C6® CELLS and PER.C6® CELLS modified by incorporating technology of VBL (collectively with PER.C6® cELLS, “PACKGING CELLS”), to manufacture, use and develop a pharmaceutical products in certain fields, effective as of April 15, 2011 (the “License”);

WHEREAS under VBL’ rights under Section 2.4 of the License, VBL wishes Contractor to perform certain scientific work within the field described in Attachment I, hereinafter referred to as the “Statement of Work”, using the PACKAGING CELLS and related proprietary and confidential information (“INFORMATION”), including, without limitation, related know-how (“PACKAGING CELL KNOW HOW”) on the condition that Contractor enter Into this Agreement with VBL;

WHEREAS Crucell is willing to make available the PER.C6® CELL KNOW-HOW to Contractor for the performance of the Statement of Work;

WHEREAS the Parties wish to make arrangements with respect to the use by Contractor of the PACKAGING CELLS, and of the results of the Statement of Work Performed thereon.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, agree as follows:

1.	Supply of Know How: Crucell agrees to provide and consents to VBL’s providing, the PACKAGING CELLS and the INFORMATION to Contractor upon the execution of this Agreement; solely for scientific use under the Statement of Work. If Crucell is requested to deliver PER.C6® and PER.C6® KNOW-HOW to Contractor, Crucell shall ship the PER.C6® and PER.C6® KNOW-HOW to Contractor at VBL’s expense.

2.	Permitted and Restricted Uses: Contractor shall only use the PACKAGING CELLS and PACKAGING CELLS KNOW HOW to (1) to conduct authorized studies of or other tasks relating to the PACKAGING CELLS solely for use by VBL and/or (2) to use this PACKAGING CELLS and PACKAGING CELL KNOW HOW to develop processes and perform other tasks for the manufacturing and making of, and to manufacture and make, PACKAGING CELLS and products of VBL. Contractor shall not modify, alter, change and/or reconstruct the PER.C6® CELLS, other than as further described in the Statement of Work.

Commercial License Agreement PER.C6®

Crucell Holland – Vascular Biogenics

3.	Ownership of results and materials: Subject to the terms and conditions agreed between VBL and Crucell in the License, all rights to any materials, data and any physical, chemical, or biological results (hereinafter referred to collectively as “RESULTS”) generated under the Statement of Work will vest in VBL. If during the course and performance of the Statement of Work, one or more employees of Contractor conceive or reduce to practice one or more inventions directly resulting from the Statement of Work, Contractor agrees that all right, title and interest in and to all such inventions, shall vest VBL or its nominee. Without derogating from the foregoing, to the extent certain RESULTS, including inventions and patent applications and patents emanating therefrom are subject to a license grant-back to CRUCELL under the License, VBL will effect such grant-back. Contractor shall promptly disclose such inventions to VBL, and at VBL’s cost and expense, including without limitation compensation for time expended by Contractor, shall diligently cooperate with VBL in the preparation of patent applications covering such Inventions, prosecution of such applications and any other acts necessary for the protection of rights to such inventions, Including but not limited to the execution of documents such as declarations and assignments to perfect VBL’s rights in and to such inventions. Contractor will refrain from any and all acts that may jeopardize the patentability of the invention in any jurisdiction.

4.	Contractor Control and Legal Obligations: Contractor shall at all times maintain control over the PACKAGING CELLS and comply with all applicable laws, regulations and guidelines related to PACKAGING CELLS (hereinafter collectively referred to as “the Rules”). Contractor will not, unless Crucell and VBL will have given prior written approval on conditions it deems fit, release, transfer or distribute the PACKAGING CELLS to any party other than VBL and its authorized employees.

5.	Reporting: All RESULTS obtained from the screening, testing or use of PACKAGING CELLS by Contractor will be reported, under the confidentiality terms of Section 7, to VBL without delay.

6.	Termination: After the termination or expiration of this Agreement, Contractor shall transfer to VBL all remaining PACKAGING CELLS, derivates and any substances obtained from the Statement of Work and confirm such in writing to the other Parties, or shall –at the request of VBL – diligently destroy the PACKAGING CELLS, derivatives and any substances derived there from in accordance with the Rules referred to in Section 4, and confirm such in writing to the other Parties. Upon completion of review of Crucell’s and VBL’s INFORMATION by Contractor, upon the request of Crucell or in the absence of further agreement between VBL and the Contractor, Contractor shall return to VBL all the provided INFORMATION, and any copies thereof in Its possession, promptly by registered mail, certified mail, or courier service, for example. Federal Express, which retains record of the mailing, except that Contractor may retain one copy of such INFORMATION for the sole purpose of determining any continuing legal obligations to Crucell and VBL.

7.	Confidentiality Obligations:

7.1.	Contractor shall treat all RESULTS and INFORMATION as confidential and shall not itself use, except for the purposes of this Agreement, or disclose to any fourth party any of such RESULTS and INFORMATION, except as to any of such RESULTS and INFORMATION which Contractor can establish:

(a)	at the time of disclosure is in the public domain;

(b)	after disclosure becomes part of the public domain by publication or, except by breach of this Agreement by Contractor or breach by any other party under an agreement of confidentiality to Crucell or VBL;

Commercial License Agreement PER.C6®

Crucell Holland – Vascular Biogenics

(c)	by written records was in its possessions at the time of disclosure by Crucell or VBL and was not acquired directly or indirectly from Crucell, VBL or from any other party under an agreement of confidentiality to Crucell or VBL;

(d)	Contractor receives from a fourth party legally in a position to provide Contractor with the INFORMATION or RESULTS, provided, however, that such was not obtained by said fourth party directly or indirectly from Crucell or VBL under an obligation of secrecy;

(e)	is excepted by prior written approval of Crucell in the case of INFORMATION or RESULTS in the case of VBL;

(f)	is required by law to be disclosed; or

(g)	is Independently developed by Contractor without reference to the INFORMATION or RESULTS as evidence by records, however maintained.

7.2.	Contractor shall have the right to disclose RESULTS and INFORMATION to those directors, officers, employees and consultants of Contractor to whom such disclosure is necessary for the aforesaid purposes; provided that those persons to whom such RESULTS and INFORMATION may be disclosed under this paragraph have undertaken in writing confidentiality obligations with respect to such RESULTS and INFORMATION substantially similar to those undertaken by Contractor under this Agreement.

7.3.	Contractor will take all reasonable steps, including but not limited to those steps taken to protect information, data or other tangible or Intangible property of its own that it regards as proprietary or confidential, to ensure that the RESULTS and INFORMATION are not disclosed or duplicated for any unauthorized party’s use and to prevent the directors, officers, employees and consultants of Contractor from violating this Agreement. Contractor shall notify Crucell and VBL promptly of its knowledge of any unauthorized use or unauthorized disclosure of RESULTS or INFORMATION.

8.	Title and all rights to all Crucell’s INFORMATION owned by Crucell (as determined under the License) disclosed under this Agreement remain vested in Crucell.

9.	Nothing in this Agreement is to be construed as a license to Contractor to utilize Crucell’s Know How, Trademarks, or trade names, except as provided in this Agreement, in any way whatsoever or under any patent or patent application owned by Crucell, unless a separate written license agreement is executed. Any modification to this Agreement shall be in writing.

10.	Use of Names: None of the parties will use the name of another party hereto in relation to this Agreement in any advertising or other form of publicity, without the prior written approval of such party.

11.	Limited Warranty: Except as otherwise provided herein, Crucell and VBL make no representation with regard to purity or biological activity of PACKAGING CELLS provided.

Commercial License Agreement PER.C6®

Crucell Holland – Vascular Biogenics

12.	Indemnification: Crucell shall not be liable for any claim or damage arising from or in connection with Contractor’s use, handling or storage of PACKAGING CELLS and Contractor and VBL shall hold harmless and Indemnify Crucell for any such claim or damage, unless such claim or damage arises from the negligence or wrong-doing of Crucell. VBL shall hold harmless and indemnify Contractor for any such claim or damage, unless such claim or damage arises from the negligence or wrong-doing of Contractor.

13.	Each party warrants that it is permitted to enter into this Agreement and that the terms of this Agreement are not inconsistent with other contractual obligations it may have.

14.	Notwithstanding the terms of this Agreement, no party to this Agreement shall be obligated to enter into any further agreement with the other.

15.	This Agreement is binding upon the parties hereto and their successors in business, but is not otherwise assignable, other than in connection with a merger, consolidation or sale of all or substantially all assets related to the subject matter of this agreement.

16.	Effective Date, Termination Date and Survival: This Agreement will be effective on February 6, 2012 and will terminate after the earlier of (i) the completion of the Statement of Work described in Attachment I, (ii) 60 months after the effective date or (ii) upon termination of the License. Section 3, 5, 6, 7, 8, 10, 11, 12, 14, 16, 18, 19 and 20 will survive any termination of this Agreement.

17.	Except as otherwise set forth herein, this Agreement may not be modified, assigned or transferred in whole or in part by Contractor, unless Crucell will have given prior written approval on conditions it reasonably deems fit.

18.	Contractor agrees that its obligations set forth in Sections 2, 4 and 7 are necessary and reasonable to protect Crucell and expressly agrees that monetary damages may be inadequate to compensate Crucell for any breach of any covenant or agreement set forth in Sections 2, 4 or 7. Contractor agrees and acknowledges that any such violation or threatened violation may cause irreparable injury to Crucell and that in addition to any other remedies to seek injunctive relief against any threatened breach of this Agreement or the continuation of any such breach, without the necessity of proving actual damages.

19.	This Agreement shall be exclusively governed by and construed in accordance with the laws of the Netherlands. All disputes arising out of or in relation to this agreement shall, to the exclusion of all others, be referred exclusively to the competent Dutch Courts, and the Parties agree that judgments of the Parties. In the event of a dispute between the parties regarding this agreement, the parties shall first attempt to resolve their dispute through amicable discussion.

20.	In case of conflict between the License and this Agreement, the provisions of the License shall prevail, except with respect to Contractor in which case this Agreement shall prevail.

IN WITNESS WHEREOF, Contractor, VBL and Crucell have executed this Agreement by their respective, duly authorized, representatives of the date hereinafter written:

Commercial License Agreement PER.C6®

Crucell Holland – Vascular Biogenics

CRUCELL HOLLAND B.V. For and on behalf of Crucell N.V.		Vascular Biogenics Ltd.

By:	[Illegible]	By:	/s/ Eyal Breitbart
Name:		Name:	Eyal Breitbart
Function:		Function: VP Research

Lonza Houston Inc.

By:	/s/ J. David Enloe, Jr.		/s/ [Illegible]
Name:	J. David Enloe, Jr.		VP Strategy & Corporate Development
Function: Head, Viral-based Therapeutics

Commercial License Agreement PER.C6®

Crucell Holland – Vascular Biogenics

ATTACHMENT 1 STATEMENT OF WORK

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